EXHIBIT 99.2

FIRST AMENDMENT
to
2003 OUTSIDE DIRECTORS STOCK PLAN

THIS FIRST AMENDMENT TO THE PERMA-FIX ENVIRONMENTAL SERVICES, INC. 2003 OUTSIDE DIRECTORS STOCK PLAN (the “First Amendment”) was approved by the Board of Directors (the “Board”) of Perma-Fix Environmental Services, Inc. (the “Company”) to be effective on June 13, 2008, subject to the approval of the shareholders of the Company.

WHEREAS, Article VII of the 2003 Outside Directors Stock Plan (the “Plan”), provides that the Board may at any time, and from time to time and, in any respect amend or modify the Plan;

WHEREAS, as of June 5, 2008, the maximum number of shares of our common stock that may be issued under the Plan is 1,000,000 shares (subject to adjustment as provided in the 2003 Plan), of which 838,465 have previously been issued or reserved for issuance under the Plan, comprised of 412,465 shares previously been issued under the Plan, and 426,000 shares issuable under outstanding options granted under the Plan;

WHEREAS, in order to continue to attract and retain qualified members of the Board who are not employees of the Company, the Board is of the opinion that it is necessary that the maximum number of shares of Common Stock that may be issued under the Plan be increased from 1,000,000 to 2,000,000 shares (subject to adjustment as provided in the Plan); and,

NOW, THEREFORE, the following amendments to the plan are unanimously adopted by the Board, subject to the approval of the shareholders of the Company:

Amendment to Section 4.1:

Section 4.1 of the Plan is hereby amended by deleting the number “1,000,000" from the first full sentence contained therein and substituting in lieu thereof the number “2,000,000."

The Plan is hereby amended and modified only to the extent specifically amended or modified by this First Amendment to the 2003 Outside Directors Stock Plan. None of the other terms, conditions or provisions of the Plan, is amended or modified by this First Amendment to the 2003 Outside Directors Stock Plan.

Perma-Fix Environmental Services, Inc.

By:	/s/ Steven T. Baughman
Steven T. Baughman, Chief Financial Officer